Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) and the related reoffer prospectus pertaining to the 2020 Equity Incentive Plan, Amended and Restated 2013 Stock Plan, and Restricted Stock Award Agreement of Robinhood Markets, Inc. and to the incorporation by reference therein of our report dated March 22, 2021, with respect to the consolidated financial statements of Robinhood Markets, Inc., included in the Registration Statement (Form S-1 No. 333-257602) and related Prospectus of Robinhood Markets, Inc. filed with the Securities and Exchange Commission.
San Jose, California
July 29, 2021